UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 17, 2010
THE GOLDMAN SACHS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street New York, New York	10282
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 902-1000
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 17, 2010, the Compensation Committee of the Board of Directors of The Goldman Sachs Group, Inc. (Group Inc. and, together with its consolidated subsidiaries, the firm) adopted The Goldman Sachs Long-Term Performance Incentive Plan (the Plan), pursuant to which performance-based awards may be granted from time to time to key employees of the firm as determined by the Compensation Committee, which will administer the Plan. The Plan supplements our existing compensation programs and is an additional component that the Compensation Committee may use in its discretion. Consistent with the firm’s Compensation Principles and existing compensation programs, it is intended that any awards granted under the Plan will be designed to align compensation with long-term performance in a manner that does not encourage imprudent risk-taking. The firm’s Chief Risk Officer was involved in the design of the Plan, and it is expected that he will review key terms of any awards under the Plan. The Plan is intended to assist in assuring that the firm’s incentive compensation structure is balanced and consistent with the safety and soundness of the firm.
The Plan permits the Compensation Committee to take into account a wide range of factors in granting awards. Awards may, in the discretion of the Compensation Committee, consist of cash awards, equity-based awards and/or other securities of Group Inc. or other property. All equity-based awards that require shareholder approval under the rules of the New York Stock Exchange will be granted under, and must be consistent with and subject to all of the terms and conditions of, The Goldman Sachs Amended and Restated Stock Incentive Plan, which has been approved by Group Inc.’s shareholders.
The amounts payable under an award in equity, cash or other property may vary based on, or be conditioned all or in part on, the satisfaction over a performance period of one or more performance measures, on an annual and/or cumulative basis, relating to firm or other performance, including, but not limited to, return on equity, return on common equity, total shareholder return, market price of Group Inc. common stock or the market price, face amount or discounted value of other debt or equity securities, book value per share, earnings per share, net income, pre-tax operating income, net revenues or pre-tax earnings. Awards may include provisions that permit the firm to recapture or cancel all or a portion of the awards in circumstances determined by the Compensation Committee and specified in the award agreement, such as where the employee engaged in conduct constituting “Cause” (which includes, among other things, any conduct detrimental to the firm) or where the employee engaged in materially improper risk analysis or failed sufficiently to raise concerns about risks. The Compensation Committee also may determine to restrict transfer of Group Inc. common stock or other securities received under the awards.
Attached as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K are copies of the Plan, a form of Performance-Based Restricted Stock Unit Award Agreement, a form of Performance-Based Option Award Agreement and a form of Performance-Based Cash Compensation Award Agreement. The foregoing summary of certain provisions of the Plan is qualified in its entirety by reference thereto.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are being filed as part of this Report on Form 8-K:

10.1	The Goldman Sachs Long-Term Performance Incentive Plan, dated December 17, 2010.
10.2	Form of Performance-Based Restricted Stock Unit Award Agreement.
10.3	Form of Performance-Based Option Award Agreement.
10.4	Form of Performance-Based Cash Compensation Award Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)
Date: December 23, 2010	By:	/s/ Esta E. Stecher
		Name:	Esta E. Stecher
		Title:	Executive Vice President and General Counsel